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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    Form 8-K

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934

        Date of Report (Date of earliest event reported): March 19, 2001

                          Bio-Technology General Corp.
               (Exact name of issuer as specified in its charter)

           Delaware                  0-15313                    13-3033811
(State or Other Jurisdiction   (Commission File Number)      (IRS Employer
 of Incorporation)                                           Identification No.)

                 70 Wood Avenue South
                       Iselin, N.J.                     08830
      (Address of Principal Executive Offices)        (Zip Code)

       Registrant's telephone number, including area code: (732) 632-8800

                                      None.
                 (Former address, if changed since last report.)
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ITEM 2. ACQUISITION OF ASSETS.

      On March 19, 2001, Bio-Technology General Corp. ("BTG") acquired Myelos Corporation, a privately-held biopharmaceutical company focused on the development of novel therapeutics to treat diseases of the nervous system. Under the terms of the acquisition agreement, BTG paid Myelos shareholders $35 million in a combination of cash and stock ($14 million in cash and $21 million through the issuance of approximately 2,344,700 shares of BTG common stock (based on a value of $8.9564, representing the average closing price of BTG's common stock for the 20 trading day period ending one day prior to the February 21, 2001 date the acquisition agreement was executed)).

      In the event that (i) BTG publicly announces that it will file a New Drug Application ("NDA") related to the use of PROSAPTIDE(TM) to treat neuropathic pain or neuropathy, (ii) BTG receives FDA minutes stating that the clinical data possessed by BTG is sufficient for an NDA filing for the use of PROSAPTIDE to treat neuropathic pain or neuropathy without requiring any further testing or (iii) BTG initiates preparation of an NDA for PROSAPTIDE for the treatment of neuropathic pain or neuropathy (the date the earliest of the foregoing occurs being the "Payment Trigger Date"), then BTG shall pay to the Myelos shareholders an additional $30 million, at least approximately $14 million of which shall be paid in shares of BTG common stock, valued at the average of the closing prices of BTG common stock during the 20 trading days ending on the Payment Trigger Date, and the remainder shall be paid in cash, shares of BTG common stock, or a combination thereof, as determined by BTG in its sole discretion.

      In addition, in the event that the FDA approves the sale of PROSAPTIDE for the treatment of neuropathic pain or neuropathy, BTG will pay the Myelos shareholders 15% of the net sales of PROSAPTIDE for the treatment of neuropathic pain or neuropathy during the 12 month period beginning on the earlier of (i) the 25th full month after commercial introduction of PROSAPTIDE in the United States for the treatment of neuropathic pain or neuropathy and (ii) April 1, 2010. At least 50% of this payment must be paid in shares of BTG common stock, valued at the average of the closing prices of BTG common stock during the 20 days ending one day prior to the payment, and the remainder shall be paid in cash, shares of BTG common stock, or a combination thereof, as determined by BTG in its sole discretion.

      In no event will BTG be obligated to issue in aggregate to the Myelos shareholders more than 10,962,000 shares of BTG common stock. Any amount of the contingent payments that cannot be paid in shares of BTG common stock shall instead be paid in shares of BTG's preferred stock. The preferred stock will be non-voting, non-convertible, non-transferable, non-dividend paying (except to the extent a cash dividend is paid on the BTG common stock), with no mandatory redemption for a period of 20 years and one day from the closing date of the acquisition, and a right to share in proceeds in liquidation, up to the liquidation amount.

      The transaction will be treated as a "purchase" for accounting purposes. BTG anticipates that an amount in excess of the purchase price paid at closing

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will be written off as "in process research and development", because the technology acquired in the acquisition was not fully commercially developed and had no alternative future use at the time of the acquisition. This non-cash charge will adversely affect BTG's results of operations for the first quarter and full year of 2001.

ITEM 7. FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS.

      (a)   Financial Statements of Business Acquired.

            The financial statements required by this Item are not included herein but will be filed by amendment not later than 60 days after the date that this report must be filed.

      (b)   Pro Forma Financial Information.

            The financial information required by this Item is not included herein but will be filed by amendment not later than 60 days after the date that this report must be filed.

      (c)   Exhibits.

            2.1 Agreement and Plan of Reorganization , dated as of February 21, 2001, by and among Bio-Technology General Corp., MYLS Acquisition Corp. and Myelos Corporation.
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                                   SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

                                        BIO-TECHNOLOGY GENERAL CORP.
                                        (Registrant)


                                        By: /s/ ROBERT SHAW
                                           -------------------------------------
                                           Robert Shaw
                                           Senior Vice President-General Counsel

Dated: March 28, 2001